FOR IMMEDIATE RELEASE
January 12, 2007

DSA FINANCIAL CORPORATION REPORTS EARNINGS FOR THE SECOND QUARTER ENDED DECEMBER 31, 2006 AND DECLARES A QUARTERLY DIVIDEND

Lawrenceburg,  Indiana - January 12, 2007 - DSA  Financial  Corporation  (OTCBB:
DSFN.OB) announced its financial results for the second fiscal quarter. For the quarter ended December 31, 2006, the Company recorded net earnings of $206,000 or $0.13 per share. In the quarter ended December 31, 2005, the Company reported net earnings of $274,000, or $0.17 per share.

The quarter-to-quarter decrease in earnings was attributed primarily to a $77,000, or 10%, decrease in net interest income, and a $35,000, or 6%, increase in general, administrative and other expense, partially offset by a $27,000, or 18% decrease in income taxes.

Net earnings for the six months ended December 31, 2006 were $371,000, or $0.23 per share, a decrease of $98,000, or 21%, over the six month period ended December 31, 2005. Net interest income decreased by $103,000 or 7%, and general, administrative and other expense increased by $68,000 or 6%, partially offset by an increase in other income of $22,000, or 7%, and a $50,000 or 19%, decrease in income taxes.

In addition, Edward L. Fischer, President and Chief Executive Officer of DSA Financial, announced today that the Company's board of directors has declared a dividend on its common stock of $0.105 per share. The dividend is payable on February 9, 2007 to stockholders of record as of January 26, 2007.

DSA Financial reported total assets of $109.7 million at December 31, 2006, total liabilities of $92.6 million, including deposits of $82.5 million and total stockholders' equity of $17.1 million.

DSA Financial  Corporation is the holding  company for Dearborn  Savings Bank, a
federally  chartered  savings  bank  headquartered  in  Lawrenceburg,   Indiana.
Dearborn Savings operates through its main office and one branch office.

                            DSA FINANCIAL CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                              December 31,            June 30,
         ASSETS                                                                       2006                2006
Cash and cash equivalents                                                         $  3,116            $  2,408
Investment securities                                                                4,836               4,808
Loans receivable                                                                    93,192              88,477
Other assets                                                                         8,525               7,381
                                                                                   -------             -------

         Total assets                                                             $109,669            $103,074
                                                                                   =======             =======

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                          $ 82,538            $ 76,412
Advances from the FHLB                                                               8,500               8,000
Other liabilities                                                                    1,518               1,417
                                                                                   -------             -------

         Total liabilities                                                          92,556              85,829

Stockholders' equity                                                                17,113              17,245
                                                                                    ------            --------

         Total liabilities and stockholders' equity                               $109,669            $103,074
                                                                                   =======             =======


                            DSA FINANCIAL CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)

                                                                   Six months ended                  Three months ended
                                                                     December 31,                       December 31,

                                                                 2006           2005                2006           2005

Total interest income                                          $3,171         $2,620              $1,608         $1,351

Total interest expense                                          1,730          1,076                 904            570
                                                               ------         ------               -----          -----

         Net interest income                                    1,441          1,544                 704            781

Provision for losses on loans                                      30             31                  15             24
                                                               ------         ------               -----          -----

         Net interest income after provision for
            losses on loans                                     1,411          1,513                 689            757

Other income                                                      332            310                 233            225

General, administrative and other expense                       1,160          1,092                 596            561
                                                               ------         ------                ----          -----

         Earnings before income taxes                             583            731                 326            421

Income taxes                                                      212            262                 120            147
                                                               ------         ------              ------          -----


     NET EARNINGS                                              $  371         $  469              $  206         $  274
                                                                =====          =====               =====          =====

        EARNINGS PER SHARE - basic and diluted                   $.23           $.29                $.13           $.17
                                                                  ===            ===                 ===            ===